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                                                                     EXHIBIT 4.7

                          CONSULTING SERVICES AGREEMENT

            CONSULTING SERVICES AGREEMENT (this "Agreement"), dated as of July 8, 2004, between Advanced Technology Industries, Inc., a Delaware corporation (the "Company"), and Chai Ong ("Consultant").

                                   WITNESSETH:

            WHEREAS, Consultant possesses certain capabilities and expertise that have been valuable to the business and operations of the Company;

            WHEREAS, the Company had orally agreed to compensate Consultant for services previously provided to the Company and this Agreement is intended to document such agreement;

            WHEREAS, the Company desires to continue to utilize the services of Consultant;

            WHEREAS, Consultant desires to continue providing services to the Company; and

            WHEREAS, the Company and Consultant desire to reach an agreement covering compensation of Consultant for services provided by Consultant to the Company.

            NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

            1. The Company acknowledges that Consultant has provided valuable service to the Company as an independent contractor and not as an employee, and desires that Consultant continue to render consulting services to the Company as hereinafter provided and Consultant hereby accepts such engagement.

            2. This Agreement shall cover services provided during a period that commenced on November 1, 2002 and shall terminate on the earlier of the acquisition by the Company of LTDnetwork, Inc. and 30 days following the receipt of a termination notice from one party to the other party.

            3. The Company hereby acknowledges and agrees that during the term of this Agreement Consultant may continue to engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services would unduly interfere with such other businesses and ventures, providing that such undertakings do not completely pre-empt Consultant's availability during the term of this Agreement. Consultant will not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or as being entitled to participate in any health insurance, medical, pension, bonus or similar employee benefit plans sponsored by the Company for its employees. Consultant shall report all earnings under this Agreement in the manner appropriate to his status as an independent contractor and shall file all necessary reports and pay all taxes with respect to such payments.

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            4. Subject to the foregoing, Consultant has performed and shall continue to perform such services as may reasonably be assigned to Consultant by the Company, which services include, without limiting the scope of the services that may be required of Consultant by the Company hereunder, advice, analysis and recommendations to the Company with respect to the following:

            (a) Identifying prospective strategic partners and strategic alliances;

            (b) Corporate planning, strategy and negotiations with potential strategic business partners;

            (c) Business strategy and strategic planning;

            (d) Periodic reporting as to developments concerning the industry which may be relevant or of interest or concern to the Company or the Company's business;

            (e) Conducting a thorough review of all areas and aspects of the Company's business, management and operating structure;

            (f) Making recommendations to the Company on reorganizing business units and cost reduction matters;

            (g) Negotiating with creditors on behalf of the Company;

            (h) Reviewing and developing R&D projects;

            (i) Negotiating on behalf of the Company with potential purchasers or partners of products developed by the Company;

            (j) Identifying new technologies or products to be acquired by the Company;

            (k) Advising management on numerous strategic issues;

            (l) Developing strategy for the Company regarding its Russian and nuclear related business units;

            (m) Developing marketing strategies for products of the Company; and

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            (n) Reviewing filings made with the Securities and Exchange
Commission (the "SEC").

This Agreement only relates to services that are not associated, in any manner, with capital raising or directly or indirectly promoting the Company's stock. To the extent Consultant provided or provides any such services separate arrangements shall be made between the Company and Consultant with respect to compensation for such services, if any.

            5. During the term of this Agreement, Consultant has devoted and shall continue to devote Consultant's best efforts, at the times and places he reasonably deems appropriate to his duties hereunder. Consultant has not and shall not be required to render services hereunder at any particular location and the Company acknowledges that telephonic advice may, depending upon the circumstances, be sufficient.

            6. Consultant represents and the Company acknowledges that Consultant has the capacity to perform the consulting services to be rendered under the terms of this Agreement. Further, Consultant represents and the Company acknowledges that Consultant has considerable experience and possess' the necessary abilities to perform the service to be rendered under the terms of this Agreement.

            7. For all services as described under Section 4 that have been provided by Consultant prior to the date of this Agreement and for any services to be provided prior to the end of the term of this Agreement, the Company shall pay Consultant an amount equal to $255,000, which shall be satisfied by the Company delivering to Consultant 1,700,000 shares of the Company's common stock (the "Shares"). The Shares shall be registered on a Form S-8 with the SEC as soon as practicable following the date of this Agreement. Subject to the Company's prior written authorization and consent, the Company shall pay or reimburse Consultant for all reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the rendering of services hereunder, including, but not limited to, reasonable fees and disbursements for travel and related expenses

            8. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of Consultant and his successors and assigns; provided that in no event shall Consultant's obligations to perform services hereunder be delegated or transferred by Consultant without the prior written consent of the Company.

            9. The relationship created hereunder between the Company and Consultant is that of an independent contractor and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

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            10. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) when sent by facsimile transmission, when receipt therefore has been duly received, or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, to such address as any party may have furnished to the other in any writing.

            11. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

            12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            13. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

            IN WITNESS WHEREOF, this Agreement has been executed by the Company and Consultant as of the date first written above.

CONSULTANT

/S/ Chai Ong
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Name:  Chai Ong

ADVANCED TECHNOLOGY INDUSTRIES, INC.

/S/ Hans-Joachim Skrobanek
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Name:  Hans-Joachim Skrobanek
Title:  President

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